Exhibit 1
JOINT FILING AGREEMENT
     The undersigned persons, on September ___, 2008, agree and consent to the joint filing on their behalf of this Schedule 13D in respect of the Common Shares of Thomson Reuters Corporation and Ordinary Shares (including Ordinary Shares underlying American Depositary Shares) of Thomson Reuters PLC.

The Bank of Nova Scotia
By:	/s/ Deborah Alexander
	Name:	Deborah Alexander
	Office:	Executive Vice-President, General Counsel and Secretary

The Bank of Nova Scotia Trust Company
By:	/s/ M. Anthony Lalonde
	Name:	M. Anthony Lalonde
	Office:	Chief Compliance Officer

By:	/s/ Brian McCabe
	Name:	Brian McCabe
	Office:	Managing Director and Head, Scotiatrust